Exhibit 10.10

SHARE PLEDGE AGREEMENT
DATED 19 FEBRUARY 2016
between
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
as Pledgor
TIME WARNER INC.
as Pledgee
and
CENTRAL EUROPEAN MEDIA ENTERPRISES N.V.
as Company

share pledge agreement

THIS SHARE PLEDGE AGREEMENT is dated 19 February 2016 and made between:

(1)
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., a company duly organized and existing under the laws of Bermuda, with its registered office at O’Hara House, 3 Bermudiana Road, Hamilton HM08 Bermuda (the Pledgor);

(2)
TIME WARNER INC., a corporation incorporated under the laws of the State of Delaware, United States of America, with an address at One Time Warner Center, New York, NY 10019, United States of America (as agent under the Reimbursement Agreement and as sole creditor under each Parallel Debt, the Pledgee); and

(3)	CENTRAL EUROPEAN MEDIA ENTERPRISES N.V., having its official seat (statutaire zetel) in Curaçao and registered with the Curaçao trade register under number 67248 (the Company).
IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	Capitalised terms used but not defined in this Agreement shall have the meaning given thereto in the Guarantee or the Reimbursement Agreement.

1.1.2	In this Agreement:
Agreement means this share pledge agreement.
Articles of Association means the articles of association (statuten) of the Company.
Collateral means:

(a)	the Shares;

(b)	the Dividends; and

(c)	the Related Assets.
Corresponding Debt has the meaning given thereto in the Guarantee.
Dividends means all cash dividends, distribution of reserves, repayments of capital, liquidation or dissolution proceeds and all other distributions, payments and repayments under or in connection with the Shares.
Enforcement Event means a default by any Subsidiary Guarantor in the performance of the Secured Liabilities (whether in whole or in part) provided that an Event of Default is continuing under the Reimbursement Agreement.
Existing Rights of Pledge means:

(a)	the first ranking right of pledge granted in favour of the Pledgee on 2 May 2014;

(b)	the second ranking right of pledge granted in favour of the Pledgee on 2 May 2014;

(c)	the third ranking right of pledge granted in favour of Deutsche Bank Trust Company Americas on 2 May 2014; and

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(d)	the fourth ranking right of pledge granted in favour of the Pledgee on 14 November 2014.
Guarantee means the guarantee originally dated 14 November 2015 (as amended and restated on the date of this Agreement( between the Company and CME Media Enterprises B.V. as Subsidiary Guarantors and the Pledgee as CME Credit Guarantor.
Party means a party to this Agreement.
Parallel Debt has the meaning given thereto in the Guarantee.
Reimbursement Agreement means the reimbursement agreement, dated 14 November 2014, as amended and restated as of February 19, 2016, among the Pledgor, the Pledgee as CME Credit Guarantor and CME Media Enterprises B.V.
Related Assets means all shares, rights (other than Dividends) and other assets accruing, distributed, issued or offered at any time by way of or resulting from redemption, repurchase, dividend, bonus, preference, pre-emption, conversion, capitalisation of profits or reserves, substitution, exchange, warrant, claim or option right or otherwise under or in connection with (a) the Shares or (b) the conversion, merger or demerger of the Company.
Right of Pledge means a right of pledge created by this Agreement.
Shares means:

(a)	the ordinary shares numbered from 1 up to and including 61, with a nominal value of USD 100 in the capital of the Company; and

(b)	all shares in the capital of the Company which are acquired by the Pledgor after the date of this Agreement.
Secured Liabilities means all present and future liabilities and contractual and non-contractual obligations consisting of monetary payment obligations (vorderingen tot voldoening van een geldsom) of the Company to the Pledgee, at any time, both actual and contingent under or in connection with the Parallel Debt of the Company (and if the Right of Pledge cannot validly secure a Parallel Debt, the Corresponding Debt itself shall be the Secured Liabilities).
Voting Rights means all voting rights, other consensual rights and similar rights and powers attached to the Shares.
Voting Transfer Event means the occurrence of an Enforcement Event in conjunction with a written notice from the Pledgee to the Pledgor and the Company stating that the Pledgee shall exercise the Voting Rights.

1.2	Interpretation

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	a Clause is a reference to a clause of this Agreement;

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(b)
this Agreement, the Guarantee, the Reimbursement Agreement, a Reimbursement Document or any other agreement or instrument includes all amendments, supplements, novations, restatements or re-enactments (without prejudice to any prohibition thereto) however fundamental and of whatsoever nature thereunder and includes (i) any increase or reduction in any amount available under the Reimbursement Agreement or any other Reimbursement Document (as amended, supplemented, novated, restated or re-enacted) or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (ii) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (iii) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing and (iv) any combination of the foregoing and the Secured Liabilities include all of the foregoing;

(c)
person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, partnership or other entity (whether or not having separate legal personality) or two or more of the foregoing;

(d)	the Pledgee, the Pledgor, the Company or any other person includes its successors in title, permitted assigns and permitted transferees; and

(e)	a provision of law is a reference to that provision as amended or re-enacted.

1.2.2	Clause headings are for ease of reference only.

1.2.3
An Enforcement Event shall constitute a verzuim (as meant in Section 3:248 (1) of the Curaçao Civil Code) in the performance of the Secured Liabilities or any part thereof, without any summons or notice of default (aanmaning of ingebrekestelling) being sent or required.

2	CREATION OF SECURITY

2.1	Right of Pledge
The Pledgor agrees with the Pledgee to grant and grants in favour of the Pledgee, to the extent necessary in advance (bij voorbaat) a right of pledge (pandrecht) over its Collateral and any accessory rights (afhankelijke rechten) and ancillary rights (nevenrechten) attached to the Collateral as security for the Secured Liabilities.

2.2	Perfection

2.2.1	The Company:

(a)	by co-signing this Agreement, acknowledges the Right of Pledge as provided in article 2:113 of the Curaçao Civil Code;

(b)
confirms that it has been notified of each Right of Pledge and that it has not received any notice of other rights of pledge, limited rights or encumbrances or transfers in respect of the Collateral save for the Existing Rights of Pledge;

(c)
shall, promptly after the execution of this Agreement and promptly after the Pledgor has acquired any shares in the capital of the Company, acknowledge the acquisition and register each Right of Pledge in its shareholders' register and provide the Pledgee with a copy thereof; and

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(d)
to the extent possible under Curaçao law and with the knowledge of the Pledgor, waives (and shall waive at the Pledgee's first request) any right that may impede the exercise by the Pledgee of any Right of Pledge and the other rights conferred under this Agreement.

2.2.2
The Pledgee may present this Agreement and any other document pursuant to this Agreement for registration to any office, registrar or governmental body in any jurisdiction and serve any notice to any person as the Pledgee deems necessary or desirable to protect its interests.

2.3	Voting rights

2.3.1
The Voting Rights are transferred by the Pledgor to the Pledgee under the condition precedent (opschortende voorwaarde) of the occurrence of a (i) Voting Transfer Event and (ii) termination and/or release of the Existing Rights of Pledge. The general meeting of the Company has resolved to approve such transfer of Voting Rights, as is evidenced by a written resolution of such meeting, dated on or about the date hereof, a copy of which is attached as Schedule 1 (the Shareholders’ Resolution).

2.3.2
Upon the occurrence of a Voting Transfer Event and subject to the termination and/or release of the Existing Rights of Pledge, the Pledgee shall have the sole and exclusive right and authority to exercise such Voting Rights and shall be entitled to exercise or refrain from exercising such rights in such manner as the Pledgee may in its absolute discretion deem fit. Until the transfer of Voting Rights to the Pledgee, the Pledgor shall have the right and authority to exercise such Voting Rights or refrain from exercising such Voting Rights, provided that no such exercise (or such abstention) may violate or be inconsistent with the terms and conditions of this Agreement, the Reimbursement Agreement or any other Reimbursement Document.

3	AUTHORITY TO COLLECT

3.1	Authority to collect the Dividends and Related Assets

3.1.1
The Pledgee may collect and receive payment of the Dividends and Related Assets in accordance with Section 3:246 (1) of the Curaçao Civil Code. Subject to Clause 3.1.2, the Pledgee authorises the Pledgor to collect and receive payment of the Dividends and the Related Assets subject to the termination and/or release of the Existing Rights of Pledge.

3.1.2
Upon the occurrence of an Event of Default which is continuing and the termination and/or release of the Existing Rights of Pledge, the Pledgee may terminate the authorisation granted pursuant to Clause 3.1.1 by giving notice thereof to the Pledgor and the Company following which the Pledgee may exercise all rights of the Pledgor in relation to the Dividends and Related Assets including any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) towards the Company.

4	REPRESENTATIONS

4.1	General

4.1.1	The Pledgor makes the representations and warranties in this Clause 4 in respect of itself or its Collateral existing on the date the representations or warranties are made.

4.1.2	The representations and warranties in this Clause 4 are made on the date of this Agreement and are repeated on each date the Pledgor acquires any Collateral.

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4.2	Ranking
On the date of this Agreement each Right of Pledge is a fifth ranking right of pledge (pandrecht vijfde in rang).

4.3	Collateral

4.3.1
Its Collateral has not been transferred, assigned, pledged, made subject to a limited right (beperkt recht) or otherwise encumbered to any person other than the Pledgee, save for the Existing Rights of Pledge.

4.3.2	It is entitled (bevoegd) to pledge its Collateral.

4.3.3	Its Collateral is capable of being transferred, assigned and pledged.

4.3.4	Its Collateral is not subject to any attachment.

4.3.5	Its Collateral is not subject to any option or similar right.

4.3.6	The Shares:

(a)
have been validly issued and have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split or combined and no resolution has been made to repurchase (inkopen), cancel (intrekken), reduce (afstempelen), split or combine any shares;

(b)	constitute one hundred per cent. (100%) of the issued share capital of the Company and are fully paid up; and

(c)	issued and outstanding at the date of this Agreement have been acquired as follows:

(i)
as for the shares numbered 1 through 60, pursuant to the notarial deed of incorporation, executed before Gerard Christoffel Antonius Smeets, civil law notary officiating in Curaçao, on the fourteenth day of July nineteen hundred and ninety-four; and

(ii)	as for the share numbered 61, pursuant to the issuance of one share on the nineteenth day of September nineteen hundred and ninety-four.

4.3.7	There are no outstanding claims on the Company for the issue of any shares in the capital of the Company and no share certificates (aandeelbewijzen) in respect of the Shares have been issued.

4.3.8
It has not been served a writ in connection with the settlement of shareholders disputes within the meaning of Section 2:251 and further of the Curaçao Civil Code, and is consequently not subject to the restrictions set out in Section 2:252 of the Curaçao Civil Code.

4.4	Information
It has provided the Pledgee with all information and documentation regarding the Collateral, which it understands or should be aware to be important to the Pledgee.

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5	UNDERTAKINGS

5.1	General
The undertakings in this Clause 5 remain in force from the date of this Agreement until each Right of Pledge is terminated in accordance with Clause 8 (Termination).

5.2	Collateral
Except as permitted under the Reimbursement Documents, the Pledgor shall not:

(a)	transfer, assign, pledge, make subject to a limited right (beperkt recht) or otherwise encumber the Collateral;

(b)	release or waive (afstand doen van) any of the Collateral;

(c)	waive or terminate any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) attached to the Collateral;

(d)	agree with a court composition or an out-of-court composition (gerechtelijk of buitengerechtelijk akkoord) or enter into any settlement agreement in respect of the Collateral;

(e)	perform any act which adversely affects or may adversely affect the Collateral or any Right of Pledge; or

(f)	request the Company to issue share certificates (aandeelbewijzen) in respect of the Shares.

5.3	Information

5.3.1
The Pledgor shall promptly inform the Pledgee of the occurrence of an event that may be relevant to the Pledgee with respect to the Collateral or adversely affects or may adversely affect any Right of Pledge.

5.3.2
The Pledgor shall promptly notify in writing, at its own cost, the existence of this Agreement and each Right of Pledge to any court process server (deurwaarder), bankruptcy trustee (curator), administrator (bewindvoerder) or similar officer in any jurisdiction) or any other person claiming to have a right to the Collateral and shall promptly send to the Pledgee a copy of the relevant correspondence.

5.3.3
The Pledgor shall at the Pledgee's first request provide the Pledgee with all information and with copies of all relevant documentation relating to the Collateral and allow the Pledgee to inspect its administrative records.

5.4	Voting covenants
The Pledgor shall not exercise its Voting Rights to, or in any capacity resolve to, effect, consent to or ratify any act which adversely affects or may adversely affect the Collateral or any Right of Pledge, including the following acts:

(a)	the dissolution (ontbinding) of the Company;

(b)	reduction of the nominal value of the shares in the capital of the Company;

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(c)	any merger (fusie) or demerger (splitsing) or conversion (omzetting) of the Company;

(d)	a filing of a request to declare the Company bankrupt (failliet) or a similar proceedings in any jurisdiction; and

(e)	a filing by the Company of a request to be granted a suspension of payments (surseance van betaling) or a similar proceedings in any jurisdiction, without the prior written consent of the Pledgee unless expressly permitted under the Reimbursement Documents.

5.5	Company's undertakings
The Company shall not issue bearer certificates (toonderbewijzen) or share certificates (aandeelbewijzen) in respect of the Shares and not propose or effect such acts as set out in Clause 5.4 (Voting Covenants) and the Company shall not issue new shares, grant rights to subscribe for shares, cancel shares or acquire shares in its capital without the written consent of the Pledgee unless expressly permitted under the Reimbursement Documents.

6	ENFORCEMENT

6.1	Enforcement

6.1.1
Subject to the Intercreditor Agreement, upon the occurrence of an Enforcement Event, the Pledgee shall have the right to enforce any Right of Pledge, in accordance with Curaçao law and any other applicable law and may take all (legal) steps and measures which it deems necessary or desirable for that purpose.

6.1.2
Subject to the Intercreditor Agreement, upon the Pledgee becoming entitled to collect the Dividends and Related Assets pursuant to Clause 3.1 (Authority to collect the Dividends and Related Assets), the Pledgee shall have the right to exercise any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten), enter into court compositions or out-of-court compositions (gerechtelijke of buitengerechtelijke akkoorden) and to cast a vote in connection with such compositions and to enter into any settlement agreement regarding the Dividends and Related Assets with the Company and any other person.

6.2	Enforcement waivers

6.2.1
The Pledgee shall not be obliged to give notice of a sale of the Collateral to the Pledgor, debtors, holders of a limited right (beperkt recht) or persons who have made an attachment (beslag) on the Collateral (as provided in Sections 3:249 and 3:252 of the Curaçao Civil Code).

6.2.2	The Pledgor waives its rights to make a request to the court:

(a)	to determine that the Collateral shall be sold in a manner deviating from the provisions of Section 3:250 of the Curaçao Civil Code (as provided in Section 3:251 (1) of the Curaçao Civil Code); and

(b)
to collect and receive payment of the Dividends or Related Assets after a Right of Pledge has been disclosed and the authorisation has been terminated in accordance with Clause 3.1.2 (Authority to collect the Dividends and Related Assets) (as provided in Section 3:246 (4) of the Curaçao Civil Code).

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6.2.3	The Pledgor waives its rights to demand that the Pledgee:

(a)	shall first enforce any security granted by any other person, pursuant to Section 3:234 of the Curaçao Civil Code;

(b)	shall first proceed against or claim payment from any other person or enforce any guarantee, before enforcing any Right of Pledge; and

(c)	pays for costs which it has made in respect of the Collateral pursuant to Section 3:233 (2) of the Curaçao Civil Code.

6.2.4
The Pledgor waives its right (a) to set-off (verrekenen) its claims (if any) against the Pledgee under or in connection with this Agreement against the Secured Liabilities and (b) if it has granted security for any other person's obligations, to invoke the suspension or the termination of its liability for any Secured Liabilities pursuant to Section 6:139 of the Curaçao Civil Code.

6.2.5
To the extent permitted by Curaçao law and the Articles of Association, the Pledgor irrevocably and unconditionally waives, renounces and agrees not to exercise any pre-emption rights or rights of first refusal upon a sale of shares in the capital of the Company and where applicable, the other Collateral.

6.3	Application of monies
Subject to the mandatory provisions of Curaçao law on enforcement, all monies received or realised by the Pledgee in connection with the enforcement of any Right of Pledge or the collection of Dividends and Related Assets following an Enforcement Event shall be applied by the Pledgee in accordance with the relevant provisions of the Intercreditor Agreement.

7	FURTHER ASSURANCES AND POWER OF ATTORNEY

7.1	Further assurances

7.1.1	The Pledgor shall at its own cost execute any instrument, provide such assurances and do all acts as may be necessary or desirable for:

(a)	perfecting, preserving or protecting any Right of Pledge created (or intended to be created) by this Agreement or other right of the Pledgee under this Agreement;

(b)	exercising any power, authority or discretion vested in the Pledgee under this Agreement;

(c)	ensuring that any Right of Pledge and obligation of the Pledgor under this Agreement shall inure to the benefit of any successor, transferee or assignee of the Pledgee; or

(d)	facilitating the collection of the Collateral or the enforcement of a Right of Pledge.

7.1.2
If no valid right of pledge is created pursuant to this Agreement in respect of any Collateral, the Pledgor irrevocably and unconditionally undertakes to pledge to the Pledgee such Collateral as soon as it becomes available for pledging, by way of supplemental agreements or deeds or other instruments on the same (or similar) terms of this Agreement.

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7.2	Power of attorney

7.2.1
The Pledgor irrevocably and unconditionally appoints the Pledgee as its attorney for as long as any of the Secured Liabilities are outstanding for the purposes of doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Pledgor itself could do, execute, sign or register in relation to the Collateral or this Agreement.

7.2.2
The appointment under Clause 7.2.1 will only be exercised by the Pledgee in case of an Event of Default which is continuing and is given with full power of substitution and also applies to any situation where the Pledgee acts as the Pledgor's counterparty or as a representative of the Pledgor's counterparty.

7.3	Right of inquiry
The Pledgee and the Company agree that the Pledgee has the right to file an application for inquiry with respect to the policy and course of events within the Company as set out in Section 2:271 of the Curaçao Civil Code, under the condition precedent that an Event of Default which is continuing has occurred.

8	TERMINATION

8.1	Continuing security

8.1.1
Each Right of Pledge shall remain in full force and effect, until all Secured Liabilities have been irrevocably and unconditionally paid in full (to the Pledgee's satisfaction) and no new Secured Liabilities will arise (in the sole opinion of the Pledgee), unless terminated by the Pledgee pursuant to Clause 8.2 (Termination by Pledgee).

8.1.2	In case a Right of Pledge is terminated, the Pledgee shall at the request and expense of the Pledgor provide evidence in writing to the Pledgor to that effect.

8.2	Termination by Pledgee
The Pledgee may terminate by notice (opzeggen) or waive (afstand doen) a Right of Pledge, in respect of all or part of the Collateral and all or part of the Secured Liabilities. The Pledgor agrees in advance to any waiver (afstand van recht) granted by the Pledgee under this Clause 8.2.

9	ASSIGNMENT

9.1	No assignment – Pledgor
The rights and obligations of the Pledgor under this Agreement cannot be transferred, assigned or pledged in accordance with Section 3:83 (2) of the Curaçao Civil Code.

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9.2	Assignment – Pledgee
The Pledgee may transfer, assign or pledge any of its rights and obligations under this Agreement in accordance with the Reimbursement Agreement and the Pledgor, to the extent legally required, irrevocably cooperates with or consents to, such transfer, assignment or pledge in advance. If the Pledgee transfers, assigns or pledges its rights under the Secured Liabilities (or a part thereof), the Pledgor and the Pledgee agree that each Right of Pledge shall follow pro rata parte the transferred, assigned or pledged rights under the Secured Liabilities (as an ancillary right (nevenrecht) to the relevant transferee, assignee or pledgee) unless the Pledgee stipulates otherwise.

10	NOTICES
Any communication to be made under or in connection with this Agreement shall be made in accordance with the relevant provisions of the Guarantee.

11	MISCELLANEOUS

11.1	Costs
All costs, charges, expenses and taxes in connection with this Agreement shall be payable by the Pledgor.

11.2	Evidence of debt
An excerpt from the Pledgee's records shall serve as conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Liabilities, subject to proof to the contrary. A disagreement with respect thereto, does not affect the rights of the Pledgee under or in connection with this Agreement.

11.3	No liability Pledgee
Except for its gross negligence (grove nalatigheid) or wilful misconduct (opzet), the Pledgee shall not be liable towards the Pledgor for not (or not completely) collecting, recovering or selling the Collateral or any loss or damage resulting from any collection, recovery or sale of the Collateral or arising out of the exercise of or failure to exercise any of its powers under this Agreement or for any other loss of any nature whatsoever in connection with the Collateral or this Agreement.

11.4	Severability

11.4.1	If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

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11.4.2
The Pledgor and the Pledgee shall negotiate in good faith to replace any provision of this Agreement which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

11.5	No rescission
The Pledgor waives, to the fullest extent permitted by law, its rights to rescind (ontbinden) this Agreement, to suspend (opschorten) any of its obligations or liability under this Agreement, to nullify (vernietigen) or to invoke the nullity (nietigheid) of this Agreement on any ground under Curaçao law or under any other applicable law.

11.6	No waiver
No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11.7	Amendment
Any term of this Agreement may only be amended or waived in writing.

11.8	Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12	ACCEPTANCE
The Pledgee accepts each Right of Pledge and all terms, waivers, authorities and powers pursuant to this Agreement.

13	GOVERNING LAW AND JURISDICTION

13.1	Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Curaçao law.

13.2	Jurisdiction
The courts of Curaçao have non-exclusive jurisdiction to settle at first instance any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement).

13.3	Acceptance governing law power of attorney
If a Party is represented by an attorney in connection with the execution of this Agreement or any agreement or document pursuant this Agreement:

(a)	the existence and extent of the authority of; and

(b)	the effects of the exercise or purported exercise of that authority by,

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that attorney is governed by the law designated in the power of attorney pursuant to which that attorney is appointed and such choice of law is accepted by the other Party.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Signature page follows

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Schedule 1
SHAREHOLDERS' RESOLUTION

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SIGNATURE PAGES

Pledgor

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

/s/ David Sturgeon
By:	David Sturgeon
Title:	Chief Financial Officer

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Pledgee

TIME WARNER INC.

/s/ Edward B. Ruggiero
By:	Edward B. Ruggiero
Title:	Senior Vice President & Treasurer

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Company

CENTRAL EUROPEAN MEDIA ENTERPRISES N.V.

/s/ Daniel Penn
By:	Daniel Penn
Title:	Managing Director

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